Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-61080) pertaining to the Qualstar Corporation 1998 Employee Stock Incentive Plan of our report dated September 15, 2006, with respect to the consolidated financial statements of Qualstar Corporation included in the Annual Report (Form 10-K) for the year ended June 30, 2006.

/s/  ERNST & YOUNG LLP

September 27, 2006
Woodland Hills, CA